Valmont Announces Second Quarter Results

Second Quarter Highlights:

•	Net earnings increased 66% on a 28% revenue gain.
•	Operating income rose 41%.
•	Significant sales increases in most segments.
•	Strong international performance.

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered support structures for infrastructure, mechanized irrigation equipment for agriculture, and a provider of coating services and tubular products, reported second quarter sales of $338.8 million compared with $265.1 million for the same period of 2005. Net earnings for the second quarter were $17.3 million, or 67 cents per diluted share, versus second quarter 2005 net earnings of $10.4 million, or 42 cents per diluted share.

For the first six months of 2006, sales were $642.4 million versus $530.9 million in 2005. Valmont’s first half net earnings were $30.4 million, or $1.18 per diluted share, compared with 2005 first half net earnings of $17.3 million, or 69 cents per diluted share.

Second Quarter Review:

“A substantial increase in utility product sales and strong results from international operations were the largest contributors to revenue growth, said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “Adding to the improvement were strong sales in the Coatings and Irrigation Segments. Both pricing and volume contributed to the sales gains for the quarter.”

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“Operating income as a percentage of sales for the quarter was 8.8% versus last year’s 8.0%. Despite substantial and rapid inflation in zinc, aluminum and copper costs, we were able to manage pricing in an appropriate and timely manner.

“Higher corporate expenses during the quarter largely reflect increased incentive accruals driven by the strong gains in net earnings.”

Second Quarter Summary - Infrastructure Markets:

Sales in the Engineered Support Structures Segment were $137.6 million, an increase of 14% from 2005 levels. Operating income for the segment rose 4% to $11.1 million primarily due to strong international results. Profitability in North American Structures was affected by a charge to discontinue a trade name and for costs associated with a customer claim on sales that preceded Valmont’s acquisition of the Sigma assets.

Increased global sales of lighting and traffic products were driven by strong lighting demand in Europe. Increased spending by municipalities on beautification and tramway structures drove sales gains in France. Improved export sales from France further contributed to the sales gains.

In China, sales increased for wireless communication products and for export sales of utility structures. The new pole plant in southern China generated modest sales.

In North America, lighting and traffic product sales increased driven by improved conditions in the transportation market. Specialty structure sales were higher for wireless communication products and flat for sign structures.

Utility Support Structures Segment sales increased 78% to $76.3 million compared with $42.9 million in 2005. Operating income of $8.1 million was more than double last year’s second quarter, due to substantially higher volumes and increased plant operating efficiencies.

Second quarter sales include a number of shipments that were customer delayed from the first quarter of this year. The increase in sales reflects strong spending by utilities to bolster the reliability of the electrical grid. The 2005 energy bill also provides incentives for utilities to upgrade the transmission grid. Valmont continues to strengthen key alliances with utility customers and, with its steel and concrete manufacturing capabilities, offers a broad product range to provide optimal solutions to the utility industry.

Coatings Segment sales of $27.3 million were 29% higher than last year’s second quarter. Operating income for the segment more than doubled to $4.9 million compared with $2.1 million in the second quarter of 2005.

The sales increase primarily reflects higher pricing to recover increased costs. The substantial increase in profitability resulted from operating efficiencies. Although zinc prices rose to record high levels, the Company has been able to recover much of the cost increase through pricing.

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Second Quarter Summary - Agricultural Markets:

In the Irrigation Segment, second quarter sales were $87.9 million, a 34% increase from 2005. Operating income for the segment rose 46% to $11.0 million, due to the higher sales volumes, and operating efficiencies.

North American irrigation equipment sales rose due to stronger demand resulting from hot, dry growing conditions during the quarter. Dry weather also led to increased replacement parts sales as irrigation equipment was heavily utilized.

International irrigation sales were boosted by export sales for projects, and improved conditions in South Africa. The market in Brazil remained weak.

In the Tubing Segment, sales were 4% higher at $23.7 million. Demand was strong for grain handling equipment and certain industrial markets, but was slightly lower for structural steel tubing. Operating income decreased 6% to $3.7 million, reflecting a shift in product mix.

2006 Outlook:

Commenting on the outlook for the second half of 2006, Mr. Bay said, “In the Engineered Support Structures Segment our order rate is improving and the backlog is strong. We expect that demand for our lighting and traffic products should steadily improve over the life of the current highway bill. In the Utility Support Structures Segment, we expect sales in the second half to approach sales for the first six months of the year. In both the Coatings and Tubing Segments, we expect sales volumes at or above current levels, reflecting current economic conditions and steel prices. In the Irrigation Segment, the third quarter is typically the slowest of the year, and this year’s results should be similar to the third quarter of last year. To a large extent, the outlook for the new fall selling season will be dependent on crop prices and overall farm income.

“Market conditions were favorable for most of our businesses during the second quarter. Quarterly comparisons were further helped by weak irrigation and utility markets during the second quarter of 2005. We also expect favorable sales and earnings comparisons for the second half of the year. As a result, we expect total year revenues to grow between 12% and 15%.

“We continue to make good progress on our goal to improve operating income as a percent of sales. We are still confident that we will achieve an improvement of more than one percentage point for the full year.”

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An audio discussion of Valmont’s second quarter results by Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 3821416 or via the Internet at 8:00 a.m. July 19, 2006 CDT, by pointing browsers to: http://www.valmont.com/asp/investor_relations/ir6.asp. After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#:3821416 beginning July 19, 2006 at 10:00 a.m. CDT through 12:00 p.m. CDT on July 26, 2006.

Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(unaudited)

	Second Quarter		Year-to-Date
	13 Weeks Ended		26 Weeks Ended
	1-Jul-06	25-Jun-05	1-Jul-06	25-Jun-05
Net sales	$ 338,791	$ 265,134	$ 642,416	$ 530,875
Cost of sales	253,730	197,541	481,661	401,621
Gross profit	85,061	67,593	160,755	129,254
Selling, general and administrative expenses	55,152	46,387	107,269	91,941
Operating income	29,909	21,206	53,486	37,313
Other income (deductions)
Interest expense	(4,338)	(4,884)	(8,486)	(9,711)
Interest income	395	592	948	829
Debt prepayment expenses	-	-	-	-
Miscellaneous	286	33	1,183	(115)
	(3,657)	(4,259)	(6,355)	(8,997)
Earnings before income taxes, minority interest, and equity in earnings (losses) of non-consolidated subsidiaries

	26,252	16,947	47,131	28,316
Income tax expense	8,495	6,125	16,165	10,269
Earnings before minority interest, equity in earnings (losses) of nonconsolidated
subsidiaries	17,757	10,822	30,966	18,047
Minority interest	(340)	(313)	(509)	(662)
Earnings (losses) in nonconsolidated subsidiaries	(131)	(66)	(87)	(132)
Net earnings	$ 17,286	$ 10,443	$ 30,370	$ 17,253

Average shares outstanding (000's) - Basic	25,091	24,292	24,880	24,201
Earnings per share - Basic	$ 0.69	$ 0.43	$ 1.22	$ 0.71

Average shares outstanding (000's) - Diluted	25,859	25,035	25,654	25,042
Earnings per share - Diluted	$ 0.67	$ 0.42	$ 1.18	$ 0.69

Cash dividends per share	$ 0.095	$ 0.085	$ 0.1800	$ 0.1650

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VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Dollars in thousands)
(unaudited)

	Second Quarter		Year to Date
	13 Weeks Ended		26 Weeks Ended
	1-Jul-06	25-Jun-05	1-Jul-06	25-Jun-05
Net sales
Engineered Support Structures	$ 137,623	$ 120,402	$ 253,162	$ 229,244
Utility Support Structures	76,257	42,909	142,466	101,941
Coatings	27,290	21,202	52,598	40,196
Infrastructure products	241,170	184,513	448,226	371,381

Irrigation	87,854	65,425	174,725	135,371
Tubing	23,673	22,743	47,137	44,810
Agriculture products	111,527	88,168	221,862	180,181

Other	4,693	4,631	9,071	9,449
Less: Intersegment sales	(18,599)	(12,178)	(36,743)	(30,136)
Total	$ 338,791	$ 265,134	$ 642,416	$ 530,875

Operating Income
Engineered Support Structures	$ 11,074	$ 10,708	$ 18,078	$ 16,332
Utility Support Structures	8,135	3,583	16,094	7,971
Coatings	4,883	2,108	7,263	2,874
Infrastructure products	24,092	16,399	41,435	27,177

Irrigation	11,007	7,523	22,284	14,744
Tubing	3,679	3,896	7,302	7,156
Agriculture products	14,686	11,419	29,586	21,900

Other	(406)	(655)	(1,065)	(1,416)
Corporate	(8,463)	(5,957)	(16,470)	(10,348)
Total	$ 29,909	$ 21,206	$ 53,486	$ 37,313

Valmont has aggregated its segments into five reportable segments organized on a worldwide product basis.

Engineered Support Structures: This segment consists of the manufacture of engineered metal structures and components for the lighting, traffic and wireless communication industries, and certain international utility businesses.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures primarily for the North American utility industry.

Coatings: This segment consists of galvanizing, anodizing and powder coating services.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services.

Tubing: This segment consists of the manufacture of steel tubular products.

In addition to these five reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include wind energy development, machine tool accessories and industrial fasteners, are reported in the "Other" category.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	1-Jul-06	25-Jun-05
ASSETS
Current assets:
Cash and cash equivalents	$ 34,547	$ 39,827
Accounts receivable, net	223,068	176,095
Inventories	165,248	172,914
Prepaid expenses	10,818	10,911
Refundable and deferred income taxes	17,479	12,377
Total current assets	451,160	412,124
Property, plant and equipment, net	190,406	211,180
Goodwill and other assets	199,187	199,001
	$ 840,753	$ 822,305

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$ 15,587	$ 8,938
Notes payable to banks	4,825	6,364
Accounts payable	93,452	68,260
Accrued expenses	70,102	58,282
Dividend payable	2,426	2,077
Total current liabilities	186,392	143,921
Long-term debt, excluding current installments	212,030	290,421
Other long-term liabilities	72,503	79,284
Shareholders' equity	369,828	308,679
	$ 840,753	$ 822,305

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